LEASE AGREEMENT

between

431 Fairway Associates, LLC,
a Florida limited liability company
(Landlord)

and

China Direct, Inc.,
a Florida Corporation
(Tenant)

Dated:    August 21, 2007

431 Fairway Drive
Deerfield Beach, FL  33441

TABLE OF CONTENTS

SUMMARY OF LEASE

THIS DOCUMENT IS MERELY A SUMMARY AND ANY PROVISIONS OF THE LEASE AND OTHER AGREEMENTS BETWEEN LANDLORD AND TENANT SHALL PREVAIL OVER CONFLICTING PROVISIONS CONTAINED HEREIN.

(A)	LANDLORD’S MAILING ADDRESS
c/o Konover South, LLC
431 Fairway Drive, Suite 300
Deerfield Beach, FL  33441
Attn: Beatrice T. Williams,
Director, Contract & Lease Administration
With Simultaneous Copy to:
Gregory V. Combs, President
(Same Address)

	TENANT’S NAME:	China Direct, Inc.
	MAILING ADDRESS (Prior to the Rent Commencement Date)	The Courtyards 5301 N. Federal Highway, Suite 120 Boca Raton, FL 33487
(C)	DEMISED PREMISES:	5,235 rentable square feet Suite 200 431 Fairway Drive Deerfield Beach, FL 33441
(D)	TERM:	Approximately Five (5) years commencing on the Rent Commencement Date and expiring on the Expiration Date
(E)	RENT COMMENCEMENT DATE:	Upon Substantial Completion of Tenant Improvements, as defined in Section 1.2 and the Work Letter Agreement attached hereto as Exhibit “E”
	EXPIRATION DATE:	the last day of the Sixtieth (60th) full calendar month following the Rent Commencement Date
(F)	FIRST YEAR BASE RENT:	$22.00 per rentable square foot
(G)	INTERIM OPERATING EXPENSES	$10.00 per rentable square foot
(H)	TENANT IMPROVEMENT ALLOWANCE:	Not to exceed $340,275.00 ($65.00 per rentable square foot of the Premises)
(I)	SECURITY/DAMAGE DEPOSIT:	$27,920.00
(J)	PERMITTED USE:	General Office
(K)	PROPORTIONATE SHARE:	18.35%
(L)	GUARANTOR:	N/A
(K)	EXHIBITS	The following exhibits attached to this Lease are hereby incorporated herein and made a part hereof.
	EXHIBIT “A”	Premises
	EXHIBIT “B”	Site Plan
	EXHIBIT “C”	Legal Description
	EXHIBIT “D”	Rules & Regulations
	EXHIBIT “E”	Work Letter Agreement
	Please make all checks payable to :	431Fairway Associates, LLC c/o Konover South, LLC 431 Fairway Drive, Suite 300 Deerfield Beach, FL 33441

INCLUDE 431 FAIRWAY ASSOCIATES, LLC AS AN ADDITIONAL INSURED ON ALL INSURANCE POLICIES.

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter referred to as the “Lease”) is made and entered into as of the 21 day of August, 2007 (the "Effective Date"), by and between 431 FAIRWAY ASSOCIATES, LLC, a Florida limited liability company (hereinafter referred to as “Landlord”) and China Direct Investments, Inc., a Florida Corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

THAT LANDLORD, in consideration of the rents and agreements hereafter promised and agreed by Tenant to be paid and performed, does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the Premises described herein, subject to the following terms.

ARTICLE I  DESCRIPTION OF PROPERTY; TERM

Section 1.1                           Description of Property.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 5,235 rentable square feet of office space measured in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA) International (which rentable square footage and all other amounts specified in this Lease which are a function of rentable square footage, shall be subject to adjustment based upon Landlord’s final “as built” measurement of the Premises and the building in which the Premises are located) on the Second (2nd) floor, and known as Suite 200 (hereinafter referred to as the “Premises”) approximately as shown on Exhibit “A” attached hereto, in the office building which is located at 431 Fairway Drive, Deerfield Beach, FL  33441 together with a first floor parking garage located therein (hereinafter collectively referred to as the “Building”) as depicted on the site plan attached hereto as Exhibit “B”.   The Building and the parcel of land on which it is located as legally described in Exhibit “C” and all improvements located on such land is collectively referred to herein as the “Property”.  The “Common Areas” of the Property include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Property, including Tenant.  The Common Areas shall at all times be subject to the exclusive control and management of Landlord.  Landlord may grant third parties specific rights concerning portions of the Common Areas.  Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, or additions to the Property, and change the name or number by which the Building or Property is known.  Landlord may also temporarily close the Common Areas to make repairs.  In addition, Landlord may temporarily close the Property and preclude access to the Premises in the event of casualty, governmental requirements, acts of terrorism, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property.  This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Property.

Section 1.2                           Term.  Tenant shall have and hold the Premises for a term of approximately Five (5) years (hereinafter referred to as the “Term” or “Lease Term”), commencing on the Rent Commencement Date which, for purposes of this Lease shall mean the date of Substantial Completion of Tenant Improvements as defined in the Work Letter Agreement attached hereto as Exhibit "E" and expiring on the last day of the sixtieth (60th) full calendar month thereafter (the “Expiration Date”). Tenant agrees that when the Rent Commencement Date and Expiration Date are determined, it will execute a commencement agreement setting forth such dates in the form attached hereto as Exhibit F certifying said dates.  Tenant’s failure to execute the commencement agreement shall not affect the rights and/or obligations of Tenant hereunder or the establishment of such dates.  Notwithstanding the fact that the Rent Commencement Date of the Lease Term commences after the date of the execution of this Lease, all of the representations, warranties, covenants, indemnities and obligations of Landlord and Tenant shall, except as expressly otherwise set forth in this Lease or unless the context clearly requires otherwise, be effective and binding on Landlord and Tenant (and enforceable by either) as, of, from and after the Effective Date of this Lease.  For all purposes of this Lease, the term “Lease Year” shall have the following meaning: a Lease Year shall be that twelve (12) consecutive month period commencing on the Rent

Section 1.3                           Commencement Date and the annual anniversary thereof.  In the event the Rent Commencement Date shall be a day other than the first day of a calendar month, then the first Lease Year shall commence on the Rent Commencement Date and continue through and include the last day of the twelfth (12th) month in which the Rent Commencement Date occurred in the next calendar year and each Lease Year thereafter shall mean the first day of the first month following the end of the previous Lease Year continuing through and including the last day of the twelfth (12th) month thereafter (e.g. – should the Rent Commencement Date be September 6, the first Lease Year shall be September 6 through and including September 30 of the following year; each Lease Year thereafter shall be October 1 though and including September 30 of the following year).  For all purposes of this Lease, the term “calendar year” shall be the twelve (12) month periods from January 1 through December 31.  However, the first calendar year shall run from the Rent Commencement Date through the 31st day of December immediately following.

Section 1.4                                Option to Extend.
a           Option.  Landlord hereby grants Tenant the option to extend (“Extension Option”) the term of this Lease for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the date immediately following the Expiration Date of the initial Lease Term, subject to the covenants and conditions of this Section 1.3.

b.       Notice and Exercise of Option.  Tenant shall give Landlord written notice (the “Extension Notice”) of Tenant’s election to exercise its Extension Option not later than one hundred and eighty (180) days prior to the expiration of the Lease Term; provided that Tenant’s failure to give the Extension Notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults after notice and applicable grace periods, if any, or otherwise, shall render this Extension Option null and void.

c.           “AS-IS” Condition.  Tenant shall be deemed to have accepted the Premises in “AS-IS” condition as of the commencement of the Extension Term, subject to any other repair and maintenance obligations of Landlord under this Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant’s extension of this Lease.

d.           Covenants.  The covenants and conditions of this Lease in force during the Lease Term, as the same may be modified from time to time, shall continue to be in effect during the Extension Term, except as follows:

(1)           The “Rent Commencement Date” for the purposes of this Lease shall be the first day of the Extension Term.
           (2)              During each Lease Year of the Extension Term (including the first Lease Year thereof) the Base Rent shall increase by four percent (4%) over the Base Rent payable in the immediately preceding Lease Year.  Operating Expenses and any other Additional Rent shall continue to be paid on a monthly basis in the same manner as was applicable during the initial Lease Term.
           (4)           Following the expiration of the Extension Term as provided herein, Tenant shall have no further right to renew or extend this Lease.
           (5)           Tenant's option to renew this Lease shall not be transferable by Tenant and shall not inure to the benefit of any subtenant or assignee of Tenant without the express prior consent of Landlord, in its sole and absolute discretion.

ARTICLE II                                BASE RENT
Section 2.1                           Base Rent; Late Charge; Sales Tax.  Commencing on the Rent Commencement Date (defined above) Tenant agrees to pay Landlord base rent for the first year of the Lease Term in the amount of Twenty Dollars ($22.00) times the rentable square footage of the Premises as set forth in Section 1.1 above (the "Base Rent"), payable in twelve (12) equal monthly installments due on or before the first day of each and every month during the first year of the Lease Term, plus the prorated amount of Base Rent for any partial month if the Rent Commencement Date is other than the first day of the month.  In addition, Tenant shall, during the entire Lease Term, and any renewal terms, be responsible for the payment of Operating Expenses (hereafter defined) as provided in Article III below (the Base Rent and Operating Expenses shall be considered Rent as that term is used in Florida Statute Chapter 83 and shall sometimes be collectively referred to as the "Rent").  Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be designated as Additional Rent.  In the event the Rent

Commencement Date is a day other than the first day of the month, the first payment of Rent shall be prorated accordingly and shall be due and payable on the Rent Commencement Date.  In the event any monthly Rent payment is not paid within five (5) days after it is due, Tenant agrees to pay a late charge of five (5%) percent of the amount of the payment due.  Tenant further agrees that the late charge imposed is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of Rent by Tenant.  Tenant further agrees that the late charge assessed pursuant to this Lease is not interest, and the late charge assessed does not constitute a lender or borrower/creditor relationship between Landlord and Tenant, and may be treated by Landlord as Additional Rent owed by Tenant.  The late charge is not intended to cover Landlord's attorneys' fees and costs relating to delinquent Rent.  Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to such late payment by nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.  Tenant shall, together with each payment of Rent, pay to Landlord all sales, use or other taxes pertaining to the Rent which shall be remitted by Landlord to the Florida Department of Revenue or other appropriate taxing authority.  No security or guaranty which may now or hereafter be furnished to Landlord for the payment of Rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.  Tenant’s covenant to pay Rent and all other amounts due under this Lease (including, without limitation, Base Rent and Additional Rent) is independent of all other covenants contained in this Lease.

Section 2.2                           Base Rental Adjustment.  Commencing on the first anniversary of the Rent Commencement Date (defined above) (provided such anniversary date falls on the first day of the month, otherwise on the first day of the following month) and each and every anniversary thereafter, the Base Rent shall increase by four percent (4%) percent over the previous year’s Base Rent, including the Extension Term, if exercised.

Section 2.3                           Payment Without Notice or Demand.  The Rent called for in this Lease shall be paid to Landlord without notice or demand, and without counterclaim, offset, deduction, abatement, suspension, deferment, diminution or reduction.  Tenant hereby waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises or any party thereof, or to any offset, deduction, abatement, suspensions, deferment, diminution or reduction of the Rent on account of any such circumstances or concurrence.

Section 2.4                           Place of Payment.  All payments of Rent shall be made and paid by Tenant to 431 Fairway Associates, LLC c/o Konover South, LLC, 431 Fairway Drive, Suite 300, Deerfield Beach, Florida  33441 or at such other place as Landlord may, from time to time, designate in writing to Tenant.  All Rent shall be payable in current legal tender of the United States, as the same is then by law constituted.  Any extension, indulgence, or waiver granted or permitted by Landlord in the time, manner or mode of payment of Rent, upon any one (1) or more occasions, shall not be construed as a continuing extension, indulgence or waiver, and shall not preclude Landlord from demanding strict compliance herewith.

ARTICLE III   OPERATING EXPENSES

Section 3.1                           Operating Expenses.  In addition to the Base Rent, Tenant shall pay as Additional Rent its proportionate share (hereinafter referred to as “Tenant’s Proportionate Share”) of the Operating Expenses (as herein defined) of the Building and the Property.  “Tenant’s Proportionate Share” shall, at any given time, be defined as that fraction having as a numerator the total rentable square footage leased hereunder at said time, and having as a denominator the total rentable square footage of the Building.  Operating Expenses shall be paid to Landlord in accordance with the following provisions:

Operating Expenses shall be paid to Landlord in accordance with the following provisions:

A.           Landlord shall furnish to Tenant within thirty (30) days prior to the beginning of each calendar year, including the first calendar year following the year in which the Rent Commencement Date occurs, a budget setting forth Landlord’s estimate of Operating Expenses for the upcoming year.  Tenant shall pay to Landlord, on the first  day  of each month an amount equal to one-twelfth (1/12th) of Landlord’s estimate of the Operating Expenses for that calendar year.  If there shall be any increase or decrease in the Operating Expenses for any year, whether during or after such year, Landlord shall furnish to Tenant a revised budget and the Operating Expenses shall be adjusted and paid or credited, as the case may be.  If a calendar year ends after the expiration or termination of this Lease, the Operating Expenses payable hereunder shall be prorated to correspond to that portion of the calendar year occurring within the Term of this Lease.

If during any year the entire Building is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building, then the variable Operating Expenses for such year shall be “grossed up” (using reasonable projections and assumptions) to the amounts that would apply if the entire Building were completely occupied and all of the premises in the Building were provided with the applicable utilities or services.  Variable Operating Expenses are Operating Expenses that are variable with the level of occupancy of the Building (such as janitorial services, utilities, refuse and waste disposal, and management fees).  Instead of including in Operating Expenses certain costs, Landlord may bill Tenant, and Tenant shall pay for those costs, in any one or a combination of the following manners:  (a) direct charges for services provided for the exclusive benefit of the Premises that are subject to quantification; (b) based on a formula that takes into account the relative intensity or quantity of use of utilities or services by Tenant and all other recipients of the utilities or services, as reasonably determined by Landlord; or (c) pro rata based on the ratio that the rentable square footage of the Premises bears to the total rentable area of the Building that are benefited by such costs.

Within 120 days after the end of each calendar year, Landlord shall furnish to Tenant an operating statement showing the actual Operating Expenses incurred for the preceding calendar year.  Tenant shall either receive a refund or be assessed an additional sum based upon the difference between Tenant’s Proportionate Share of the actual Operating Expenses and the Operating Expense payments made by Tenant during said year.  Any additional sum owed by Tenant to Landlord shall be paid within ten (10) days of receipt of assessment.  Any refund owed by Landlord to Tenant shall be credited toward Tenant’s next month’s rental payment.  If Tenant disputes the statement then, pending resolution of the dispute, Tenant shall pay the Operating Expenses in question to Landlord in the amount provided in the disputed statement. Each Operating Statement given by Landlord shall be conclusive and binding upon Tenant unless, within thirty (30) days of Tenant’s receipt thereof, Tenant shall notify Landlord that it disputes the accuracy of said Operating Statement, in which event Tenant shall have the right, within ninety (90) days of its receipt of such statement, at Tenant’s sole cost and expense, to audit Landlord’s records pertaining to Operating Expenses. Such audit shall be performed by an independent firm of certified public accountants that is not being compensated by Tenant on a contingency fee basis~~;~~, and shall be performed during regular business hours at the office where Landlord maintains its books and records.  Any over-billing discovered in the course of such audit shall be credited to Tenant’s next ensuing payment of Operating Costs following Landlord’s receipt of a copy of the audit, or if the Lease has expired, will be paid to Tenant within thirty (30) days following Landlord's receipt of a copy of the audit.  If the audit discloses an undercharge to Tenant, Tenant shall pay to Landlord the amount of such undercharge within thirty (30) days of completion of the audit.  Tenant shall not be entitled to perform any such audit more than one (1) time per year during the Term hereof, or during any period within which Tenant is in default under the Lease.

B.
The term “Operating Expenses” shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, management and maintenance of the Building and Property and the services provided tenants of the Building.  By way of explanation and clarification, but not by way of limitation, Operating Expenses will include the costs and expenses incurred for the following:

1.
Real Estate Taxes.  The term “Real Estate Taxes” shall mean all ad valorem and non-ad valorem taxes, assessments, and other charges by any governmental authority, including real and personal property taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are imposed on the Building or Property.  If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Building or Property, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”.  “Real Estate Taxes” shall also include all costs incurred by Landlord in contesting the amount of the assessment of the Building or Property made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees;

2.	pest control;
3.	trash and garbage removal (including dumpster rental) and recycling;
4.	porter and matron service (if applicable);
5.	security;
6.	Common Areas decorations;
7.	repairs, maintenance, and alteration of the systems of the Building and/or Property, Common Areas, and other portions of the Building or Property to be maintained by Landlord;
8.	amounts paid under easements or other recorded agreements affecting the Building or the Property, including assessments paid to property owners’ associations;
9.	repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Building as a first class building;
10.	improvements required by law;
11.	improvements in security systems;
12.	materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party;
13.	expenditures designed to result in savings or reductions in Operating Expenses;
14.	landscaping, including fertilization and irrigation supply and maintenance;
15.	parking garage and surface parking area maintenance and supply;
16.	property management fees;
17.	an onsite management office (or the pro rata share only of an off-site management office based on Landlord’s estimate of the percentage allocated to the Property);
18.
all utilities serving the Premises, the Building and Property and not separately billed to or reimbursed by any tenant of the Building including those in connection with the Generator described in Section 8.6 below;

19.	cleaning, window washing, and janitorial services;
20.	all insurance customarily carried by owners of comparable buildings in the suburban Deerfield Beach area or required by any mortgagee of the Building or Property;
21.	supplies;
22.	service and maintenance contracts for the Building or Property;
23.
wages, salaries, and other benefits and costs of employees of the Landlord up to and including the building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building; which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Property);

24.	legal, accounting, and administrative costs; and
25.	uniforms and working clothes for employees and the cleaning of them;
26.	maintenance, repair and replacement of the HVAC systems; and
27.	maintenance and repair of the Generator and fuel consumption in connection therewith.

Interim Operating Expenses.  During the period from the Rent Commencement Date through December 31, 2007 Tenant shall pay as Interim Operating Expenses Ten ($10.00) Dollars per square foot per year, payable monthly, which is merely an estimate of the actual Operating Expenses for such period.  Not later than 120 days after the end of the calendar year, Landlord shall compute the actual Operating Expenses incurred during such period.  Tenant shall either receive a refund or be assessed an additional sum based upon the difference between Tenant’s Proportionate Share of the actual Operating Expenses and the payments of Interim Operating Expenses made by Tenant during such period.  Any additional sum owed by Tenant to Landlord shall be paid within ten (10) days of receipt of assessment.  Any additional sum owed by Landlord to Tenant shall be credited toward Tenant’s next month’s Rent payment.

      Section 3.3 Operating Expense Cap. Tenant’s Proportionate Share of Operating Expenses consisting of “Controllable Operating Expenses” (as hereinafter defined) shall not increase from one (1) calendar year to the next by more than ten percent (10%) per calendar year during the initial Term of this Lease on a cumulative basis utilizing the estimated Operating Expenses for 2008 as the base year amount. “Controllable Operating Expenses” shall mean all Operating Expenses, except for insurance premiums, all taxes which are Operating Expenses under this Lease including, without limitation, real estate taxes, personal property taxes and other governmental assessments and impositions, any windstorm restoration costs not covered by insurance, and costs of fuel consumption in connection with the use of the Generator. In no event shall there be any annual limit on increases to Tenant’s Proportionate Share of Operating Expenses which are not Controllable Operating Expenses.  In the event Tenant extends the Term of this Lease beyond the initial term hereof, the base amount for purposes of calculating Tenant's Proportionate Share of Operating Expenses shall be the actual operating expenses for the first year of the extended Term, subject to the ten (10%) percent cumulative cap on Controllable Operating Expenses through the remainder of the extended Term.  Additionally, any expenses deferred because of construction warranties (i.e. HVAC service contracts, elevator service contracts, fire/security service contracts, etc.) will be added back to the Operating Expenses prior to determining whether or not the controllable Operating Expense cap has been exceeded.

ARTICLE IV SECURITY/DAMAGE DEPOSIT

Section 4.1                           Security/Damage Deposit. Simultaneously with the execution of this Lease, Tenant shall pay the sum of Twenty-Seven Thousand Nine Hundred Twenty Dollars ($27,920.00) Dollars (the “Security Deposit”) to be held by Landlord as security for Tenant’s full and faithful performance of this Lease including the payment of Rent.  It is expressly understood that such deposit shall not be considered an advance payment of Rent or a measure of Landlord’s damages in the event of default by Tenant.  Landlord shall have the right to apply all or any part of the security deposit against any damage, injury, expense or liability caused Landlord by Tenant or by Tenant's default hereunder, including, but not limited to:  (a) unreasonable wear and tear of the Premises; (b) loss or damage to the Premises or other property of the Landlord caused by Tenant, Tenant’s officers, employees, agents invitee, or licensees; (c) the cost of restoring the Premises, except for reasonable wear and tear, to the same condition it was in at the time Tenant began occupancy thereof; (d) Rent payments which remain due and owing beyond any applicable grace period.  Landlord shall not be limited in pursuing Landlord’s remedies against Tenant for costs, losses or damages to the Premises or to any other property of Landlord for any such costs, losses or damages which are in excess of the above described security deposit.  Such money shall bear no interest and may be commingled with other security deposits or funds of Landlord.  Tenant grants Landlord a security interest in the Security Deposit.  Landlord may apply the Security Deposit to the extent required to cure any default by Tenant or repair any damage to the Premises.  If Landlord so applies the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within five days after notice from Landlord.  The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.

ARTICLE V USE OF PREMISES

Section 5.1                           Use of Premises.  Tenant shall continuously use and occupy the Premises only for general office use.  Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose.   Tenant shall not do or permit any act which would constitute a public or private nuisance or waste or which would be a nuisance or annoyance or cause damage to Landlord or Landlord’s other tenants or which would invalidate any policies of insurance or increase the premiums thereof, now or hereafter written on the Building and/or Premises. Tenant shall conform to the Rules and Regulations of Landlord.  “Rules and Regulations” shall mean the rules and regulations for the Building promulgated by Landlord from time to time.  The Rules and Regulations which apply as of the Effective Date of this Lease are attached as Exhibit “D”.

ARTICLE VI   PARKING

Section 6.1                           Parking.  Throughout the Lease Term, there shall be available six (6) parking spaces "reserved" for the exclusive use of Tenant in the ground floor parking area within the Building and fifteen (15) spaces in the surface parking area located adjacent to the Building, for the non-exclusive use of Tenant on a first-come, first-served basis.  Landlord has and reserves the right to alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord deems desirable.  Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities.  Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord.  On request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors.  Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, or trailers.  No parking space may be used for the storage of equipment or other personal property.  Overnight parking in the parking garage or other parking areas is prohibited.  Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the parking garage or other parking areas, in which event Tenant shall purchase such access cards, or parking decals from Landlord at a Building standard charge.  Landlord shall have no obligation to police or enforce the use of any reserved parking spaces by unauthorized individuals.  Landlord shall not have any liability on account of any loss or damage to any vehicle or the contents thereof, Tenant hereby agreeing to bear the risk of loss for same.

ARTICLE VII   LEASEHOLD IMPROVEMENTS

Section 7.1                           Leasehold Improvements.  Landlord shall provide an allowance (the “Allowance”) in an amount of up to $340,275.00 ($65.00 per rentable square foot of the Premises) for the design, permitting and construction of improvements to the Premises ("Tenant’s Improvements") in accordance with the Work Letter Agreement attached hereto as Exhibit “E".  The cost of all space planning and architectural and mechanical drawings for the Tenant’s Improvements, as well as project management fees (if charged by the general contractor within the construction contract) shall be deducted from the Allowance.  The Tenant’s Improvements shall be performed by Landlord's contractor during regular business hours.  Tenant shall use reasonable efforts to assist Landlord in coordinating the design and construction process, obtaining any approvals required from Landlord and any governmental agencies, and in scheduling deliveries. Any portion of the Allowance not used to pay the costs of the Tenant’s Improvements in accordance with this Section 7.1 and the Work Letter Agreement shall be retained by Landlord and no credit for any unused portion thereof shall be given to Tenant.  Any cost for such work in excess of the Allowance shall be paid by Tenant within ten (10) days of receipt of an invoice therefor from Landlord along with appropriate supporting documentation.

Section 7.2                           Acceptance of Premises.  Landlord shall complete Landlord's Work in a good and workmanlike manner and in accordance with all applicable governmental regulations including those imposed by the ADA.  Neither Landlord nor any assignee of Landlord shall be liable for any latent defect therein; provided, however, Landlord shall be responsible for correcting any latent defect discovered within the Building or Landlord's Work within the Premises.  The taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises were in good and satisfactory condition at the time such possession was taken, subject to Landlord’s performance of the Tenant Improvements in accordance with the Work Letter Agreement and the terms and conditions of this Lease.

ARTICLE VIII   LANDLORD AND TENANT OBLIGATIONS

Section 8.1                           Tenant’s Obligations.  Tenant shall, at its sole cost, repair and maintain the Premises (including the walls, ceilings and floor therein), all to a standard consistent with a Class "A" office building, with the exception only of those repairs which are the obligation of Landlord pursuant to this Lease.  Without limiting the generality of the foregoing, Tenant is specifically required to maintain and make repairs to (i) the portion of any pipes, lines, ducts, wires, or conduits contained within the Premises; (ii) windows, plate glass, doors, and any fixtures or appurtenances composed of glass (excluding exterior washing of windows and plate glass); (iii) Tenant's sign; and (iv) any specialized electrical, plumbing, mechanical, fire protection, life safety and HVAC systems serving the Premises requested by Tenant exclusively for its use.  All repair and maintenance performed by Tenant in the Premises or elsewhere in or upon the Building shall be performed by contractors or workmen designated or approved by Landlord.  Tenant shall be responsible for all repairs, the need for which arises out of:  (a) the performance or existence of Tenant’s Work or alterations; (b) the installation, use or operation of Tenant’s property in the Premises; (c) the moving of Tenant’s property in or out of the Building; (d) the act, omission, misuse or neglect of Tenant or any of its officers, employees, agents, contractors or invitees.  All such repairs and maintenance shall be performed at such times and in such a manner as shall cause the least interference with the operation of the Building and the use of the Building by other occupants.  By taking possession of the Premises, Tenant agrees that the Premises are in good condition and repair.  Tenant, its agents, employees, or contractors shall not enter onto the roof of the Building without the express prior consent of Landlord or its Building Manager.  Landlord specifically reserves the right to require Landlord’s roofing contractor to perform any work required to be performed by Tenant with respect to any equipment on the roof of the Building

Section 8.2                           Landlord’s Obligations.  Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, the electrical, plumbing, mechanical, fire protection, and life safety, systems serving the Common Areas of the Building, and the HVAC system serving the Premises and the Common Areas of the Building.  However, unless the Waiver of Subrogation section of this Lease applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors.  Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises.  Tenant waives all claims against Landlord for damage to person or property arising for any reason in connection with Landlord’s performance of repair and maintenance obligations set forth herein, other than the gross negligence or willful acts of Landlord.

Section 8.3                           Floor Loads; Noise and Vibration.  Tenant shall not place a load upon any floor of the Premises which exceeds the lesser of the load per square foot which such floor was designed to carry or the load which is allowed by law.  Business machines and mechanical equipment belonging to Tenant which cause noise, electrical interference or vibration that may be transmitted to the structure of the Building or to the Premises to such a degree as to be objectionable to Landlord shall, at Tenant’s expense, be placed and maintained by Tenant in settings of cork, rubber, or spring-type vibration eliminators sufficient to eliminate such noise, electrical interference or vibration.

Section 8.4                           Services.  Landlord shall furnish the following services:  (a) janitorial and general cleaning service on business days (Tenant shall pay to Landlord on demand, the additional cost incurred by Landlord for extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or subtenants or its employees or visitors; (ii) the use of portions of the Premises for purposes requiring greater or more difficult cleaning than is provided as Building standard; (iii) interior glass partitions or unusual quantity of interior glass surfaces, and (iv) non-Building standard materials or finishes installed by Tenant or at its request); (b) passenger elevator service to all floors of the Building; and (c) rest room facilities and necessary lavatory supplies, including cold running water on each multi-tenant floor.   Landlord shall have the right to select the Building’s electric service provider and to switch providers at any time.   In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent.

Section 8.5                           Utilities.                      Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises.  In order to ensure that such capacity is not exceeded and to avert possible adverse effects upon the Building's electric service, Tenant shall not, without Landlord's prior written consent in each instance connect major equipment to the Building’s electric distribution system or telephone system, or make any alteration or addition to the electric system existing on the Commencement Date.  Tenant’s electrical usage under this Lease contemplates only the use of normal and customary office equipment.  In the event Tenant wishes to install any office equipment which uses substantial additional amounts of electricity, then Tenant agrees that Landlord’s consent is required before the installation of such additional office equipment.  Tenant shall contract for and pay directly all utilities not otherwise provided by Landlord in accordance with Section 8.4 above including, but not limited to electricity, telephone, telecommunications, and security, together with any taxes thereon.  In addition, to the extent the utilities to the tenant occupying a small office adjacent to the Premises are not separately metered and the electricity and HVAC are connected to the Premises electric meter, Tenant shall look solely to the adjacent tenant for any reimbursement of electricity charges it may seek.  Likewise, if at some future date, it becomes necessary for the adjacent office to possess its own electric service and meter, Tenant and/or the adjacent tenant shall be responsible for all the costs associated with same.

Section 8.6                           Telecommunications.

(a)           Tenant's Responsibility.  Tenant acknowledges and agrees that all telephone and telecommunications services, including wiring, aerials and antennae or other infrastructure to which Tenant's telecommunications equipment may be connected (herein collectively referred to as "Telecom Cabling") desired by Tenant shall be ordered and utilized at the sole expense of Tenant.  Unless Landlord otherwise requests or consents in writing, all of Tenant's Telecom Cabling shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with the Rules and Regulations adopted by Landlord from time to time.  Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant's Telecom Cabling.  Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

(b)           Necessary Service Interruptions.  Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building.

(c)           Removal of Equipment and Wiring and Other Facilities.  Any and all Telecom Cabling installed in the Premises or elsewhere in the Building by or on behalf of Tenant, shall be removed prior to the expiration of the Term, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with the cost therefor to be paid as Additional Rent.  Landlord shall have the right, however, upon written notice to Tenant given no later than 30 days prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without any payment to Tenant or credit against Rent, any and all Telecom Cabling, or selected components thereof, whether located in the Premises or elsewhere in the Building.  In the event Landlord elects to retain the foregoing, Tenant covenants that (a) Tenant shall be the sole owner of such Telecom Cabling, that Tenant shall have good right to surrender and convey the same, and that the same shall be free of all liens and encumbrances, and (b) all such Telecom Cabling shall be left in good condition, working order, clearly marked to show Tenant's name, address, telephone number, the name of the person to contact in case of emergency, FCC call sign, frequency and location; the transmissions lines shall be identified at the bottom and top of each line. In the event of Landlord's retention of the Telecom Cabling, Tenant's conveyance of the Telecom Cabling shall be effective on the expiration date or date of earlier termination of this Lease without the requirement of further action, and on such date Landlord shall become the owner of the Telecom Cabling.

(d)           New Telecommunications Provider Installations.  In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines through other equipment within the Building without first securing the prior written approval of Landlord, which approval may be conditioned or withheld in Landlord's sole discretion.  If Landlord gives its approval, the provider must agree to deliver to Landlord detailed, "as-built" plans immediately after the installation of the provider's equipment is complete.

(e)           Limits on Provider Relationship.  Notwithstanding anything herein to the contrary, no Telecom Cabling provider shall be deemed a third party beneficiary of this Lease.

(f)           Installation and Use of Wireless Technologies.  Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Premises or the Building, without Landlord's prior written consent, which consent may be arbitrarily withheld.  Such consent may be conditioned in such manner so as to protect Landlord's financial interest and the interest of the Building and the other tenants therein, in a manner similar to the arrangement described in the immediately preceding paragraphs.  Landlord reserves the right, at Tenant’s sole cost and expense, to obtain a survey or require Tenant to obtain a survey, at Tenant’s sole cost and expense, from a surveyor acceptable to Landlord, to determine the impact of any such installation on the Building, the Property or other tenants of the Building.  Tenant may install a wireless computer network in the Premises, but to the extent it interferes with Landlord’s or other tenants’ operations or building systems, Tenant will immediately rectify any such conflict at its cost and expense.

(g)           Liability for Equipment Interference.  In the event that any Telecom Cabling installed by or at the request of Tenant within the Premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another third party, Tenant shall assume all liability related to such interference.  Tenant shall use reasonable efforts, and shall cooperate with Landlord and other third parties to promptly eliminate such interference.  In the event Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation.  If such interference persists, Tenant shall discontinue the use of such equipment, and at Landlord's discretion, remove such equipment according to specifications provided by Landlord.  Tenant agrees to and shall indemnify and hold Landlord harmless for any liabilities and claims against Landlord resulting from such interference.  The provisions of this Section 8.5 shall survive the expiration or earlier termination of the Lease.

Section 8.7                           Generator.

Tenant acknowledges that the Property is equipped with a diesel fuel-powered generator and related components (collectively, the “Generator”), for the sole and exclusive purpose of providing back-up power to the Building, including the Premises.  Tenant shall, at all times during the Term hereof, comply with all rules and regulations promulgated by Landlord or applicable governmental authority with respect to the Generator.  Tenant shall indemnify and hold Landlord and all Superior Mortgagees and its or their respective joint venture partners, directors, officers, agents, employees and invitees, harmless against and from any and all claims from or in connection with; (a) the conduct, maintenance or management of the Generator located on the Property, or any condition created by Tenant, its employees or guests or invitees relating to the Generator during the Term of this Lease or during the period of time, if any, prior to the Rent Commencement Date that Tenant may have been given access to the Premises.  Landlord shall at all times, have the right, in its sole discretion, to determine the method for activating the Generator, the hours within which the Generator shall be activated for the purpose of providing back-up power to the Building, and the amount and level of such power.  All costs associated with the repair and maintenance of the Generator and any utility consumed in connection with the Generator shall be passed through to all tenants of the Building in accordance with Section 3.1.C above.  It is understood and agreed that, if installed, the Generator will provide back-up for building-standard power only, and not for any specialty or supplemental equipment installed by Tenant.  Tenant shall solely be responsible for the compatibility with the Generator including, but not limited to, electrical systems, wire, conduit, panels, switchgear and breakers in the Premises, and Tenant's equipment to be connected to the Generator.

ARTICLE IX   LANDLORD’S AND TENANT’S PROPERTY

Section 9.1                           End of Term.

All Alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all moveable furniture, furnishings, equipment, and other articles of moveable personal property owned by Tenant and located in the Premises that can be removed without damage to the Premises.  Tenant, at its expense, shall also remove all computer and telecommunications wiring and all non-standard Alterations to the Premises, including any vault, stairway, or computer room Alterations or any Alterations involving roof, ceiling, raised flooring or floor penetrations.  Additionally, Tenant shall be responsible for any and all personal property taxes relating to Tenant’s property located within the Premises.  Tenant shall repair any damage caused by the removal.  Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

Section 9.2                           Landlord’s Lien and Security Interest.

Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises including, but not limited to, all fixtures, furniture, inventory, machinery, equipment, merchandise, furnishings and other articles of personal property, and all proceeds of the sale or other disposition of such property (collectively, the “Collateral”) to secure the payment of all rent to be paid by Tenant pursuant to this lease.  Such lien and security interest shall be in addition to any landlord’s lien provided by law.  This Lease shall constitute a security agreement under the Florida Uniform Commercial Code so that Landlord shall have and may enforce a security interest in the Collateral.  Tenant agrees to execute as debtor and deliver such financing statement or statements and any further documents as Landlord may now or hereafter reasonably request to protect such security interest pursuant to such code.  Landlord, as secured party, shall be entitled to all rights and remedies afforded a secured party under such code, which rights and remedies shall be in addition to Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease.

ARTICLE X   INSURANCE

Section 10.1                           Tenant’s Insurance.

A.           Tenant shall obtain and keep in full force and effect the following insurancecoverages:

1.
Commercial General Liability.  Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with combined single limits of $2 million per occurrence for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage;

provided, however, that any such umbrella policy shall specify therein, or Tenant shall furnish Landlord with a written statement from the insurer or its agent specifying, the amount of the total insurance allocated to the Premises and confirmation that losses occasioned by Tenant at other facilities will not diminish the amount of insurance coverage available for the Premises below the amount required herein.

2.
Property.  Property insurance on the ISO causes of loss–special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises naming Landlord and its mortgagee as loss payees as their interests may appear.

3.
Business Interruption.  Business income and extra expense insurance covering the risks to be insured by the property insurance described above, on an actual loss sustained basis, but in all events in an amount sufficient to prevent Tenant from being a co-insurer of any loss covered under the applicable policy or policies.

4.
Workers’ Compensation.  Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

5.	Other Insurance. Such other insurance as may be reasonably required by Landlord.

B.           All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies.  The commercial general liability insurance policy shall name Landlord and Landlord’s directors, members, officers, partners, agents, employees, property manager and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’ advance notice to Landlord.  Tenant shall furnish evidence of insurance (on ACORD 27 or other form acceptable to Landlord).  Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection.

Section 10.2                           Waiver of Subrogation and Waiver of Claims.

Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence.  Landlord and Tenant shall each, on or before the earlier of the Rent Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Property.

Section 10.3                           Casualty Damage.

If: (a) the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) the Premises shall be partially damaged by casualty during the last two years of the Lease Term, and the estimated cost of repair exceeds 25% of the Base Rent then remaining to be paid by Tenant for the balance of the Lease Term; Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered.  If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the happening of the casualty.  However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant’s property.  Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable.  Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent.

ARTICLE XI   ALTERATIONS AND MECHANIC’S LIENS

Section 11.1                           Alterations by Tenant.

“Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including any Tenant Improvements made prior to Tenant’s occupancy of the Premises.  Tenant shall make no Alterations without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

Section 11.2                           Liens.

Tenant shall have no authority or power, express or implied, to create or cause to be created any mechanic’s, materialmen’s or other lien, charge or encumbrance of any kind against the Property.  Should any mechanic’s, materialmen’s or other lien, charge or encumbrance of any kind be filed against the Property by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within thirty (30) days after notice to Tenant by Landlord, or within ten (10) days after notice to Tenant by Landlord if at the time of such notice Landlord anticipates a sale or refinancing of the Property closed within sixty (60) days after said notice.  If Tenant shall fail to cancel, bond or discharge said lien or liens within the time provided pursuant to this Section, Landlord may, at its sole option, cancel or discharge the same, and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens.  Except to the extent that such costs, losses, or liabilities are caused by Landlord’s actions, Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or cause of action arising out of or relating to any alterations, additions, or improvements made by Tenant to the Premises, including, but not limited to, any construction or materialmen’s liens asserted in connection therewith.  Landlord and Tenant expressly agree and acknowledge that no interest of Landlord in the Premises or the Property be subject to any lien for improvements made by Tenant in or for the Premises, and that Landlord shall not be liable for any lien for any improvements made by Tenant, such liability being expressly prohibited by the terms of this Lease.  In accordance with applicable laws of the State of Florida, Landlord has filed in the public records of Broward County, Florida, a public notice containing a true and correct copy of this paragraph, and Tenant hereby agrees to inform all contractors and materialmen performing work in or for or supplying materials to the Premises of the existence of the prohibition contained in this paragraph.

ARTICLE XII   ASSIGNMENT OR SUBLETTING

Section 12.1                           Tenant’s Transfer.

Tenant may not transfer any of its rights under this Lease, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without Landlord’s consent, which shall not unreasonably be withheld.  Without limiting the generality of the foregoing, Tenant may not sublease, assign, mortgage, encumber, permit the transfer of ownership or control of the business entity comprising Tenant, or permit any portion of the Premises to be occupied by third parties.  Notwithstanding the foregoing, Tenant may assign this Lease or sublet the Premises to an affiliate of Tenant on notice to Landlord but without

Landlord’s consent so long as a substantial purpose of such transfer is not to avoid the restrictions on transfers otherwise provided in this Lease.  An affiliate of Tenant shall mean an entity that owns Tenant or is owned by or is under common control with Tenant or into or with which Tenant may be merged or consolidated, provided that (a) the merger is not part of a sale or transfer of Tenant’s business or assets to an entity that was not an affiliate of Tenant before the transfer, and (b) the resulting entity shall own all or substantially all of the assets of Tenant.  Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further transfer.  Tenant and Guarantor shall remain fully liable for all obligations under this Lease following any such transfer.  The joint and several liability of Tenant, Guarantor, and any successor in interest of Tenant (by assignment or otherwise) under this Lease shall not in any way be affected by any agreement that modifies any of the rights or obligations of the parties under this Lease or any waiver of, or failure to enforce, any obligation under this Lease.  If Landlord consents to any transfer, Tenant shall pay to Landlord, on demand, an administrative fee of $1,000 and will reimburse Landlord for all of Landlord’s reasonable attorneys’ fees and costs associated with Landlord’s consent.  Any transfer by Tenant in violation of this article shall, at Landlord’s option, be void.  In the event Landlord consents to the sublease of all or any part of the Premises, Landlord shall be entitled to receive the total amount of any increased Rent provided for in said sublease, including sales tax, paid by a sublessee or assignee.  Furthermore, Tenant understands that based upon the proposed use of the Premises by the sub-tenant or assignee, Landlord may withhold its consent if the use is not allowable by local zoning ordinance or otherwise conflicts with the professional environment Landlord, in its sole and absolute discretion, seeks to maintain.

Section 12.2                           Landlord’s Right of Recapture.

Notwithstanding anything contained herein to the contrary, if Tenant notifies Landlord of its desire to effectuate a transfer, Landlord may elect to terminate this Lease, or to reduce the Premises by the area requested to be subleased or assigned if the area is less than the entire Premises.  If Landlord's election is to terminate or to reduce the area of the Premises as provided herein Tenant shall have ten (10) days from receipt of Landlord's notice of same to notify Landlord that Tenant has elected either (i) to accept such termination or reduction or (ii) to remain in possession of the Premises under this Lease for the remainder of the Term.  If less than the entire Premises is recaptured by Landlord, at its option, may demise the Premises and Tenant shall reimburse Landlord, as Additional Rent, all costs associated therewith.

Section 12.3                           Minimum Rental Requirement.

Notwithstanding anything to the contrary contained in this ARTICLE XII or in this Lease, Tenant may not, under any circumstances, assign this Lease or sublet the Premises or any part thereof, or advertise the availability of space until the sooner to occur of: i) at least ninety (90%) percent of the rentable space in the Building has been leased by Landlord, or ii) one (1) year following the Rent Commencement Date of the Lease.

Section 12.4                           Landlord’s Transfer

Landlord shall have the right to sell, assign, mortgage, or otherwise encumber or dispose of Landlord’s interest in the Building, the Property, the Premises and this Lease.  In the event of any such disposition, Landlord shall have no further liability or obligation to Tenant under this Lease.

ARTICLE XIII   OBLIGATION TO COMPLY

Section 13.1                           Compliance with Laws.Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans With Disabilities Act of 1990 (ADA) and all similar present or future laws with respect to Tenant’s use of the Premises.  If any such compliance involves the structure or the systems of the Building, Landlord may elect to perform such compliance in which event Tenant shall pay, as Additional Rent, all of Landlord’s costs in connection therewith.  Landlord shall be responsible for compliance with all ADA requirements with respect to the Building improvements that existed prior to the date of the execution of this Lease.

Section 13.2                                Rules and Regulations.

Tenant shall comply with all rules and regulations now existing (See Exhibit “D), or as may be subsequently published by Landlord to tenants of the Building.

Section 13.3                                Attorneys’ Fees.

The prevailing party in any litigation arising out of or in any manner relating to this Lease shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.

ARTICLE XIV   RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS

Section 14.1                           Payment or Performance.  Landlord shall have the right, upon ten (10) days prior written notice to Tenant (or without notice in case of emergency or in order to avoid any fine, penalty, or cost which may otherwise be imposed or incurred), to make any payment or perform any act required of Tenant under any provision in this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including reasonable attorney’s fees.  Nothing herein shall imply any obligation on the part of Landlord to make any payment or perform any act required of Tenant, and the exercise of the right to do so shall not constitute a release of any obligation, waiver of any default or obligation of Landlord to make any similar payment or perform any similar act in the future.

Section 14.2                           Reimbursement.  All payments made, and all costs and expenses incurred in connection with Landlord’s exercise of the right set forth in Section 14.1, shall be reimbursed by Tenant within ten (10) days after receipt of a bill setting forth the amounts so expended, together with a service charge of fifteen (15%) percent of such amounts expended.  Any such payments, costs and expenses made or incurred by Landlord shall be treated as Rent owed by Tenant.

ARTICLE XV   NON-LIABILITY AND INDEMNIFICATION

Section 15.1                           Non-Liability of Landlord.  Neither Landlord, nor any joint venture partner, members, managing agents, officer, director, agent, servant, or employee of Landlord, nor any Superior Mortgagee (as defined in Article XX below), shall be liable to Tenant for any loss, injury, or damage to Tenant or to any other person, or to its property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the gross negligence of Landlord, in the operation or maintenance of the Premises or the Building, subject to the doctrine of comparative negligence in the event of negligence on the part of Tenant or any of its subtenants, licensees, employees, invitees, officers, agents or contractors.  Tenant agrees that any Superior Mortgagee will not be liable to Tenant for injury, damage or loss caused by or resulting from the negligence of Landlord.  Further, neither Landlord, nor any Superior Mortgagee, nor any joint venture partner, director, officer, agent, servant, or employee of Landlord shall be liable; (a) for any damage caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work; or (b) even if grossly negligent, for incidental or consequential damages or lost profits arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant.  Tenant shall not hold Landlord liable for any latent defect in the Premises, the Property or the Building, nor shall Landlord be liable for injury or damage to person or property caused by fire, theft, or resulting from the operation of elevators, heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, or dampness, which may leak or flow from any part of the Building or Property, or from the pipes, appliances or plumbing work of the Building, Premises or Property unless Landlord was grossly negligent in its maintenance and repair of said systems.

Section 15.2                           Indemnification.  Landlord and Tenant shall each indemnify, defend, and save harmless the other party and the other party’s employees, agents, and contractors from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any acts or omissions (specifically including negligence and the failure to comply with this Lease) of the indemnitor, its employees, agents, and contractors in connection with the Property and only to the extent caused in whole or in part by acts or omissions of the indemnitor, its employees, agents, and contractors, regardless of whether or not the claim is caused in part by any of the indemnified parties.  When any claim is caused by the joint acts or omissions of the indemnitor and the indemnified parties, the indemnitor’s duties under this article shall be in proportion to the indemnitor’s allocable share of the joint liability.

Section 15.3                           Impossibility of Performance.  For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, terrorism, bioterrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed.  Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten (10) days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay.  The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term.  Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

ARTICLE XVI   DEFAULT

Section 16.1                           Events of Default.

Each of the following shall be an event of default under this Lease:

A.	Tenant fails to make any payment of Rent or any other monetary amount when due (“Monetary Default”); or

B.	Tenant fails to perform any other obligation under this Lease (“Nonmonetary Default”); or

C.
Tenant or any Guarantor for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor; or

D.	Tenant fails to take occupancy of or abandons the Premises; or

E.	Tenant transfers this Lease in violation of the Assignment or Subletting article; or

F.	Tenant fails to deliver an estoppel certificate within the time period required by the Estoppel Certificates article of this Lease.

Section 16.2                           Grace Periods.

A.
Monetary Defaults.  Notwithstanding anything contained in this Lease to the contrary, Tenant shall have a period of three business days after notice from Landlord of a Monetary Default in which to cure the default.

B.
Nonmonetary Defaults.  Provided the default does not involve an emergency that must be addressed in a shorter time frame, Tenant shall have a period of 15 days after notice from Landlord of a Nonmonetary Default in which to cure the default.

In addition, provided that the default does not involve an emergency that must be addressed in a shorter time frame, this grace period shall be extended if the default is of a nature that it cannot be completely cured within such grace period solely as a result of nonfinancial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate actions to cure the default within such cure period and those actions are thereafter diligently and continuously pursued by Tenant in good faith.  In no event, however, shall the grace period exceed a total of 45 days.  If the Nonmonetary Default is not cured before the expiration of the grace period, as extended, then Landlord may pursue any or all of its remedies.

C.
Statutory Notices.  The notices of defaults to be given under this section may be the same as the notice required under Section 83.20, Florida Statutes or any successor statute and this Lease shall not be construed to require Landlord to give two separate notices to Tenant before proceeding with any remedies.

D.	Default Status. Tenant shall not be considered in default under this Lease until any applicable grace period has expired without the applicable event of default having been cured.

Section 16.3                           Remedies.

In addition to all remedies provided by law, if Tenant defaults, Landlord may terminate this Lease or Tenant’s right of possession of the Premises (without terminating this Lease) by notice to Tenant.  If Landlord terminates this Lease or Tenant’s right of possession, Tenant shall remain liable for all Rent owed for the full Lease Term.  In addition, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default).   In the event that Landlord re-lets the Premises to another tenant during any portion of the remaining Lease Term, Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for the net amounts (after deduction of any or all of the following: marketing/advertising costs, legal expenses, brokerage commissions, “free rent”, moving costs, or other incentives granted, and the cost of alterations or improvements to the Premises required by any replacement tenant, together with any tenant improvement allowances granted to any replacement tenant) actually collected by Landlord as a result of a re-letting; provided, however, under no circumstances shall Landlord have any duty to re-let the Premises or attempt to re-let the Premises.  Further, under no circumstances shall Tenant be entitled to any recovery by Landlord for the re-letting of the Premises which is in excess of the full amount of Rent for which Tenant is otherwise obligated to pay Landlord under the terms of this Lease.  Landlord shall be entitled to any/all remedies provided under common Law and/or specifically provided under the terms of this Lease, which remedies may be exercised at any time or times by Landlord, as it so chooses, and such remedies are cumulative to one another.

Section 16.4                           Presumption of Abandonment.

It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in monetary default.  Any grace periods set forth in this article shall not apply to the application of this presumption.

Section 16.5                           Multiple Defaults.

A.
Tenant acknowledges that any rights or options of first refusal, or to extend the Lease Term, to expand the size of the Premises, to delete space from the Premises, to purchase the Premises or the Property, or other similar rights or options that have been granted to Tenant under this Lease are conditioned on the prompt and diligent performance of the terms of this Lease by Tenant.  Accordingly, should Tenant, on three or more occasions during any 12-month period, (a) fail to pay any installment of Rent within five days of the due date; or (b) otherwise default under this Lease; in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

B.
Should Tenant default under this Lease on two or more occasions during any 12-month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease for a default by Tenant shall not apply.

Section 16.6                           Right of Redemption.

In the event Tenant is in default of this Lease, Tenant shall have no Right of Redemption otherwise granted by law.

ARTICLE XVII   NOTICE OF SURRENDER/HOLDOVER

Section 17.1                           Notice of Surrender/Holdover.

At least ninety (90) days before the Expiration Date, Tenant shall give to Landlord a written notice of intention to surrender the Premises on that date, but neither this Section 17.1 nor any failure by Landlord to protest the lack of such notice by Tenant shall be construed as an extension of the term or as a consent by Landlord to any holding over by Tenant.  Should Tenant hold over and remain in possession of the Premises at the expiration of any Term hereby created, Tenant shall, by virtue of this Section, become a tenant-at-sufferance and shall pay Landlord twice the Rent per month of the last monthly installment of Rent above provided to be paid.  Said tenancy shall be subject to all the conditions and covenants of this Lease as though the same had been a tenancy-at-sufferance instead of a tenancy as provided herein, and Tenant shall give to Landlord at least thirty (30) days prior written notice of any intention to vacate the Premises, and shall be entitled to ten (10) days prior notice of Landlord to remove Tenant from the Premises in the event Landlord desires possession of the Premises; provided, however, that said tenant-at- sufferance shall not be entitled to ten (10) days notice in the event the said Rent is not paid in advance without demand, the said ten (10) days written notice being hereby expressly waived.  Nothing herein shall be deemed to permit Tenant to retain possession of the Premises after the expiration of earlier termination of this Lease.  Tenant will pay to Landlord, upon request, all damages that Landlord may suffer on account of Tenant's failure to surrender possession of the Premises as required under this Lease upon the expiration or termination of this Lease and will indemnify Landlord against all liabilities, costs and expenses (including all reasonable attorneys' fees and costs) arising out of Tenant's delay in so delivering possession, including claims of any succeeding tenant.

ARTICLE XVIII   EMINENT DOMAIN

Section 18.1                           Condemnation.  If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority or the deed is delivered to the purchaser and Rent shall be apportioned and paid to that date.  If no portion of the Premises is taken but a substantial portion of the Property is taken, at Landlord’s option, this Lease shall terminate on the date on which possession of such portion of the Property is delivered to the condemning authority and Rent shall be apportioned and paid to that date.  Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or purchase price.  If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned.

ARTICLE XIX   QUIET ENJOYMENT

Section 19.1                           Quiet Enjoyment.  Landlord agrees that Tenant, upon paying all Rent and all other charges herein provided for and observing and keeping the covenants, agreements, terms and conditions of this Lease and the rules and regulations of Landlord affecting the Premises on its part to be performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term hereof, expressly subject to the terms, limitations and conditions contained in this Lease.

ARTICLE XX   SUBORDINATION

Section 20.1                           Subordination.  This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Building or Property, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages.   This article shall be self-operative and no further instrument of subordination shall be necessary.  However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request.  If the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if this Lease is terminated by foreclosure of any mortgage to which this Lease is subordinate, then Tenant will, at the option to be exercised in writing by the purchaser or assignee, (a) attorn to it and will perform for its benefit all the terms of this Lease on Tenant’s part to be performed with the same force and effect as if the purchaser or assignee were the Landlord originally named in this Lease, or (b) enter into a new lease with the purchaser or assignee for the remainder of the Lease Term and otherwise on the same terms as provided in this Lease.

ARTICLE XXI   LANDLORD’S RIGHT OF ACCESS

Section 21.1                           Access for Maintenance and Repair.

Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice, except in cases of emergency.

Section 21.2                           Access for Inspection and Showing.

Upon reasonable notice to Tenant and during Normal Business Hours, Landlord and its agents shall have the right to enter and/or pass through the Premises at any time to examine the Premises and to show them to prospective purchasers or mortgagees of the Building.  During the period of six (6) months prior to the Expiration Date of this Lease, Landlord and its agents may exhibit the Premises to prospective tenants.

Section 21.3                           Landlord’s Alterations and Improvements.

If, at any time, any windows of the Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under the Lease.  Landlord reserves the right to make such changes, alterations, additions, and improvements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, doors, halls, passages, elevators, escalators and stairways thereof, and other public portion of the Building and the Property, as Landlord shall deem necessary or desirable, and no such alterations or changes shall be deemed a breach of Landlord’s covenant of quiet enjoyment or a constructive eviction.

ARTICLE XXII   SIGNS AND OBSTRUCTION

Section 22.1                           Signs.  Provided Tenant does not default in its lease obligations, Tenant shall have the right to install, at its sole cost and expense, identification on the pre-existing pylon sign facing Fairway Drive.  Tenant shall be limited to fifty percent (50%) of the total area on the pylon sign that is dedicated to Tenant signage.  Landlord shall have the right to approve the content, style and design of Tenant’s sign in its sole and absolute discretion based upon plans that Tenant will cause to have prepared by Landlord’s sign vendor or such other sign vendor approved by Landlord.  All signage shall comply with local codes and requirements.  Landlord shall dictate which of the two (2) existing signs on each face of the pylon that Tenant may replace with its sign.  Any damage caused by Tenant’s removal of one of the existing signs shall be repaired by Tenant.  Upon lease expiration Tenant shall pay to have its sign removed from the pylon and all damage repaired.  No signage shall be placed by Tenant on any portion of the Property.  However, Tenant shall be permitted to place a sign bearing its name on the entrance door to the Premises (at Tenant’s cost) and will be furnished a single listing of its name in the Building’s directory (at Landlord’s cost), all in accordance with the criteria adopted from time to time by Landlord for the Property.  Any changes or additional listings in the directory shall be furnished (subject to availability of space) for a Building standard charge.

Section 22.2                           Obstruction.  Tenant shall not obstruct the corridors, elevators, stairs, common areas, sidewalks, parking lots or other public portions of the Building or the Property in any manner whatsoever.

ARTICLE XXIII  NOTICES

Section 23.1                           Notices.  Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as Federal Express), or by the United States Postal Service, registered or certified mail, return receipt requested, or electronic transmission, in each case addressed to the respective party at the party’s notice address below.  A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

AS TO LANDLORD:                                                                                     431 Fairway Associates, LLC
c/o Konover South, LLC
431 Fairway Drive, Suite 300
Deerfield Beach, FL  33441
Attn:                      Beatrice T. Williams,
Director, Contract & Lease
Administration
Phone: (954) 354-8282
Facsimile: (954) 354-8283
E-mail: bwilliams@konoversouth.com

WITH A COPY TO:                                                                           431 Fairway Associates, LLC
c/o Konover South, LLC
431 Fairway Drive, Suite 300
Deerfield Beach, FL  33441
Attn:                      Gregory V. Combs,
President
Phone: (954) 354-828
Facsimile: (954) 354-8283
E-mail:  gcombs@konoversouth.com

AND

                                                                Akerman Senterfitt
350 E. Las Olas Boulevard
Suite 1600
Fort Lauderdale, Florida 33301
Attn:  Theresa McLaughlin, Esq.
Phone: (954) 463-2700
Fax:  (954) 463-2224
E-Mail:  theresa.mclaughlin@akerman.com

AS TO TENANT :                                                                           China Direct Investments, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL  33441

Attn:                      David Stein

           Chief Operating Officer

ARTICLE XXIV   MISCELLANEOUS

Section 24.1                           INTENTIONALLY DELETED.

Section 24.2                           Environmental Indemnity.  Tenant shall not introduce Hazardous Materials into the Premises or upon Property.  Tenant agrees to indemnify and hold Landlord harmless from and against any an all loss, claim, liability, damages, injuries to person, property, or natural resources, cost, expense, action or cause of action, arising in connection with the release or presence of any “Hazardous Substances” at the Premises, through the acts of Tenant, its officers, employees, contractors, agents or invitees, whether foreseeable or unforeseeable, regardless of the source of such release and when such release occurred or such presence is discovered.  The foregoing indemnity includes, without limitation, all costs in law or in equity of removal, remediation of any kind, and disposal of such Hazardous Substances; all costs of determining whether the Premises is in compliance and to cause the Premises to be in compliance with all applicable environmental laws, all costs associated with claims for damages to persons, property, or natural resources, and Landlord’s reasonable attorneys’ and consultants’ fees and costs, whether or not litigation is instituted.  For the purposes of definition, Hazardous Substances includes, without limitation, any toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PBCs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061 et. seq., or as identified in or pursuant to the Hazardous Materials Transportation Act 49 U.S.C. Section 1802 et. seq.  As of the Effective Date hereof, to the best of Landlord’s knowledge without investigation, there are no Hazardous Substances in the Building or the Premises or on the Property.

Section 24.3                           Radon Gas.  Tenant is hereby advised that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.  The foregoing disclosure is provided to comply with state law and is for informational purposes only.  Landlord has not conducted radon testing with respect to the Building and specifically disclaims any and all representations and warranties as to the absence of radon gas or radon producing conditions in connection with the Building and the Premises.

Section 24.4                           Broker Commission.  Landlord and Tenant covenant, warrant and represent that Adams Property Consultants (“APC”) on behalf of Landlord was the sole Broker instrumental in bringing about or consummating this Lease.  Further, neither Landlord nor Tenant has had any conversations or negotiations with any broker except APC concerning the leasing of the Premises.  Both parties agree to indemnify the other against and from any claims for any brokerage commissions (except those payable to APC) and all costs, expenses and liabilities in connection therewith including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing representation.  Landlord shall pay all brokerage commissions due APC in accordance with a separate agreement between Landlord and APC.

Section 24.5                           Estoppel Certificates.  From time to time, Tenant, on not less than five (5) days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Property.  Tenant acknowledges that Landlord will suffer substantial damages if Tenant does not provide an estoppel certificate within the time periods provided in this article.  Therefore, Tenant shall be responsible for any damages including consequential damages incurred by Landlord as a result of Tenant’s failure or delay in the delivery of the estoppel certificate.

Section 24.6                           No Recordation.  This Lease shall not be recorded by Tenant in the Public Records of Broward County, Florida.  Any attempted recordation by Tenant shall render this Lease null and void and entitle Landlord to the remedies provided for Tenant’s default.

Section 24.7                           Time and Governing Law.  Time is of the essence of this Lease and this Lease shall be governed by and construed in accordance with the laws of the State of Florida, and in the event litigation arises between the parties in connection with any of the terms of this Lease, venue shall lie in the Circuit Court in Broward County, Florida, or in the Federal District Court for the Southern District of Florida.  If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease shall remain in full force and effect.  The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation, or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender, as the context may require.

Section 24.8                           No Partnership or Joint Venture.  Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

Section 24.9                           Approval by Superior Mortgagee.                                                                           If required by a Superior Mortgagee, this Lease shall not become binding upon Landlord until approval of the Lease by Landlord’s Superior Mortgagee for the Building.

Section 24.10                                      Financial Statements.  Prior to the Rent Commencement Date and thereafter throughout the term of this Lease, Tenant shall provide Landlord, within ten (10) days of Landlord’s request, its most current and complete financial statement, including, balance sheet and profit and loss statement, certified by an officer of Tenant.

Section 24.11                                      Capacity to Execute Lease.                                                                If Tenant is a corporation, limited liability company, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

Section 24.12                                      Landlord's Liability.  None of Landlord’s officers, employees, members, managing agents, managers agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant under this Lease.  No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest.  TENANT SHALL LOOK SOLELY TO LANDLORD’S ESTATE AND INTEREST IN THE BUILDING FOR THE SATISFACTION OF ANY RIGHT OR REMEDY OF TENANT UNDER THIS LEASE, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF

TENANT’S RIGHTS OR REMEDIES UNDER THIS LEASE, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. Tenant waives any claims against Landlord that Tenant does not make in writing within 30 days of the onset of the cause of such claim.  Landlord and Tenant each waive all rights (other than rights under the Section 17.1 – Notice of Surrender/Holdover and Section 24.5 – Estoppel Certificates) to consequential damages, punitive damages, or special damages of any kind.

Section 24.13                                      Waiver of Trial by Jury.  IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR BY ANY COURSE OF CONDUCT OR COURSE OF DEALING.

Section 24.14                                      Anti-Terrorism Representation.  Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used  and will not use funds from illegal activities for any payment made under this Lease.

Section 24.15                                      NonDisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants.  Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

Section 24.16                                      No Waiver. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver.  The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default.  No waiver shall be effective unless expressed in writing and signed by the waiving party.  No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances.  The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord.  No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent.  No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction.  Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy.  It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

Section 24.17                                      Light and Air/Adjacent Excavation and Shoring.  Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease. If an excavation shall be made, or shall be authorized to be made, upon land adjacent to the Property, Tenant shall, upon notice, afford to the person causing or authorized to cause such excavation license to enter upon the Premises for the purpose of doing such work as such person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations.  In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent provided that Tenant shall continue to have access to the Premises.

Section 24.18                                      Name and Image of Building. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

Section 24.19                                      Entire Agreement; Modifications.  This Lease constitutes the entire understanding between the parties and shall bind the parties, their successors and assigns.  No representations, except as herein expressly set forth, have been made by either party to the other, and this Lease cannot be amended or modified except by a writing signed by Landlord and Tenant.  Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.  Landlord and Tenant intend that faxed signatures constitute original signatures binding on the parties.  This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease.  Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

Signed, sealed and delivered in the presence of: /s/ Fabiola Bomeir /s/ Beatrice Williams	"LANDLORD" 431 Fairway Associates, LLC a Florida limited liability company By:/s/ Gregory V. Combs Name: Gregory V. Combs Title: V. President
Signed, sealed and delivered in the presence of:	"TENANT" China Direct, Inc. a Florida corporation By: /s/Marc Siegel Name: Title:

EXHIBIT “A”

PREMISES

EXHIBIT “B”

SITE PLAN

EXHIBIT “C”

LEGAL DESCRIPTION

L.C.L. PLAT 113-49 B PARCEL D N 190

EXHIBIT “D

RULES & REGULATIONS

1.
The sidewalks and public portions of the Property, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2.
No awnings or other projections shall be attached to the outside walls of the Property.  No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord.  No aerial, satellite dish or antenna shall be erected on the roof or exterior walls of the Premises or on the Property without the prior written consent of Landlord in each instance.

3.
No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Property or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises, without the prior written consent of Landlord.  Signs on any entrance door or doors shall conform to Property standards and shall, at Tenant’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.

4.
The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Property shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5.
No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Property, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6.
Whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant shall reimburse Landlord, on demand, for the actual out-of-pocket costs for the services of any architect, engineer, or attorney employed by Landlord to review or prepare the plan, agreement, assignment, sublease, consent, or other document, and pay Landlord a Building standard administrative fee for its services relating to the consent or approval.

7.
The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them.  Unless the Waiver of Subrogation section of this Lease applies, all damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the damages.

8.
Tenant shall not in any way deface any part of the Premises or the Property.  Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9.	No animals of any kind (except dogs assisting disabled persons) shall be brought on the Premises or Property.

10.	The Premises shall not be used for lodging or cooking, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements and no food odors shall be noticeable outside of the Premises.
11.	No office space in the Property shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

12.
Tenant shall not make or permit to be made any unseemly or disturbing noises, or electromagnetic or radio interference, or vibrations, or disturb or interfere with occupants of the Property or neighboring premises or those having business with them, or interfere with equipment of Landlord or occupants of the Property.  Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Property.

13.
Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep on the Premises any firearms, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable environmental laws.

14.
Landlord shall, at Tenant’s expense, have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord.  Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.

15.
All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors, using the freight elevator only (if applicable) and during approved hours.  Tenant shall assume all liability and risk concerning these movements.  Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises.  Landlord reserves the right to inspect all freight to be brought into the Property and to exclude from the Property all freight that can or may violate any of these Rules and Regulations or other provisions of this Lease.

16.
Tenant shall not, unless otherwise approved by Landlord, occupy that would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property, unless Tenant’s Lease expressly grants permission to do so.  Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant’s employees, and then only if operation of the machines or devices does not violate the lease of any other tenant of the Property.  Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

17.
Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Property without the prior written consent of Landlord.  Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Property or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.  The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.

18.           Any maintenance requirements of Tenant will be attended to by Landlord only on application at the Landlord’s office at the Property.  Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.
19.	Canvassing, soliciting, and peddling within the Property is prohibited and Tenant shall cooperate to prevent such activities.

20.
There shall not be used in any space, or in the public halls of the Property, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards.  No hand trucks shall be used in elevators other than those designated by Landlord as service elevators.  All deliveries shall be confined to the service areas and through the approved service entries.

21.
In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

22.
If, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per tile basis.

23.
All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire retardant materials. Before the installation of these materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of the materials’ fire retardant characteristics.

24.
Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

25.
All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars.  All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place.  All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.

26.
Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises.  The corridors and parking and delivery areas are to be kept clear of these items.  Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of  trash by Landlord.  Tenant shall ensure that liquids are not disposed of in the receptacles.

27.	Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

28.	Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Property, regardless of how or when the loss occurs.

29.
Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Property without the prior written consent of Landlord.  Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent.  If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, the work shall be done at the expense of Tenant, with the approval and under the direction of Landlord.  If Landlord consents, Tenant shall promptly repair any damage to the Property resulting from Tenant’s activities, including any damage due to preparations for storms.

30.	Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

31.           Tenant agrees and fully understands that the overall aesthetic appearance of the Property is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business.
32.
Tenant shall not install, operate, or maintain in the Premises or in any other area of the Property, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Property.  Tenant shall not furnish any cooling or heating to the Premises, including  the use of any electronic or gas heating devices, without Landlord’s prior written consent.

33.	Under applicable law, the entire Property, including the Premises, is deemed to be a “no smoking” building and smoking is prohibited in all Common Areas.

34.	Tenant shall not allow the Premises to be occupied by more than five persons per 1,000 useable square feet.

35.	Tenant shall comply with any recycling programs for the Property implemented by Landlord from time to time.

36.
Tenant shall comply with all rules and regulations imposed by Landlord as to any messenger center Landlord may establish for the Building and as to the delivery of letters, packages, and other items to the Premises by messengers.

Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.

EXHIBIT "E”

WORKLETTER AGREEMENT

In the event of any inconsistencies between this Agreement and the Lease to which this Agreement is attached, this Agreement shall control.  Capitalized terms used in this Agreement shall, unless otherwise specifically set forth herein, have the same meanings as in the Lease.

1.           Landlord shall complete or cause the completion of the improvements to the Premises as shown on the Final Plans (defined in Paragraph 2) and as more fully described in this Section (“Tenant’s Improvements”).  As Tenant’s agent, Landlord shall retain an architect and/or engineer licensed in the State of Florida to prepare complete and detailed demolition, architectural, structural, mechanical and engineering plans and specifications prepared by  and stamped and certified by such architect or engineer, showing Tenant’s Improvements (“Construction Plans”).  The cost of the Construction Plans shall be paid from the Allowance.  The Construction Plans shall be substantially in accordance with the preliminary space plan initialed by the parties at or prior to execution of the Lease, and shall otherwise be acceptable to Landlord in its reasonable discretion.  Tenant’s Improvements shall meet or exceed the minimum standards for the Building (“Minimum Building Materials and Construction”) as determined by Landlord in its reasonable discretion.  If applicable, Tenant’s Construction Plans shall include all information necessary to reflect Tenant’s requirements for the installation of any supplemental air conditioning system and ductwork, heating, electrical, plumbing and other mechanical systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical, electrical and structural systems.  Tenant’s Construction Plans shall include a set of CAD drawings depicting Tenant’s Improvements for each bidder. Tenant’s Construction Plans shall include, but not be limited to, indication or identification of the following:

A.           locations and structural design of all floor area requiring live load capacities in excess of 60 pounds per square foot;

B.           the density of occupancy in large work areas;

C.           the location of any food service areas or vending equipment rooms if permitted by Landlord;

D.             areas requiring 24-hour air conditioning, Tenant’s supplemental HVAC units (if any), and electrical consumption submeters if required by Landlord;

E.             location of rooms for telephone equipment;

F.             locations and types of plumbing, if any, required for toilets, sinks, drinking fountains, etc.;

G.             light switching of offices, conference rooms, etc.;

H.             layouts for specially installed equipment, including computers, size and capacity of mechanical and electrical services required and heat projection of equipment;

I.             dimensioned location of: (a) electrical receptacles (120 volts), including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (b) electrical receptacles for use in the operation of Tenant’s business equipment which requires 208 volts or separate electrical circuits, (c) electronic calculating, CRT systems, etc., and (d) special audio-visual requirements;

J.             special fire protection equipment and raised flooring where permitted by Building systems and otherwise approved by Landlord;

K.             reflected ceiling plan;

L.             information concerning air conditioning loads, including, but not limited to, air volume amounts at all supply vents;

M.             non-building standard ceiling heights and/or materials;

N.             materials, colors and designs of wall coverings and finishes;

O.             painting and decorative treatment required to complete all construction;

P.             swing of each door;

Q.             a schedule for doors (including dimensions for undercutting of doors to clear carpeting) and frames complete with hardware; and

R.             all other information necessary to make the work complete and in all respects ready for operation.

2.           As used herein, “Final Plans” refers to the Construction Plans after the same have been approved in writing by Landlord.  Other than the Allowance, if any, set forth in the Lease which Landlord shall contribute to the cost of the Construction Plans and Tenant’s Improvements, Tenant shall be responsible for the entire cost of Tenant’s Improvements including any revisions to the Final Plans (“Revisions”) and all permit and impact fees payable pursuant thereto.

3.             Promptly following Landlord’s approval of the Final Plans, Landlord shall cause the Final Plans to be submitted for bids to not fewer than two (2) contractors selected by Landlord, or alternatively Landlord may have one (1) contractor submit a bid that includes at least two (2) bids from all major sub-contractor trades (electrical, mechanical, plumbing, drywall).  Promptly following Landlord’s receipt of the bids from the contractor (s), Landlord shall submit to Tenant the estimate of the cost of Tenant’s Improvements which exceeds the Allowance (“Tenant’s Extra Cost”).  Tenant shall either approve or disapprove the estimate of Tenant’s Extra Cost within three (3) days after submission by Landlord.  If Tenant shall disapprove all or a portion of the estimate of the Tenant’s Extra Cost, Landlord shall as Tenant’s agent and at Tenant’s expense cause the Construction Plans to be revised and resubmitted to the applicable contractors for revised bids.  This process shall continue until Tenant approves Tenant’s Extra Cost estimate; provided, however, such process shall not continue more than thirty (30) days following Landlord’s initial advice as to the amount of Tenant’s Extra Cost, during which such thirty (30) day period, Tenant shall be required to approve the then-existing amount of Tenant’s Extra Cost based on Landlord’s and Tenant’s negotiations with the selected contractor.  Notwithstanding the foregoing, Tenant shall approve of Tenant’s Extra Cost if (i) the same is not more than 50% greater than the Allowance or (ii) Landlord agrees in writing that it shall pay any portion of Tenant’s Extra Cost that exceeds an amount equal to 150% of the Allowance.  Tenant’s approval of Tenant’s Extra Cost shall be evidenced by the payment of same to Landlord within ten (10) days of receipt of a statement from Landlord therefor, and Tenant shall be responsible for the payment of any sales or other taxes applicable to Tenant’s Extra Cost.  Landlord agrees that, unless Tenant is in default of its obligations under this Work Letter Agreement or the Lease, it shall only disburse the Tenant’s Extra Cost monies on account of work in place.  Time shall be of the essence with respect to Tenant’s obligations hereunder.  Notwithstanding Section 7.1 of the Lease to the contrary, should less than the Allowance be expended to design, permit and build the Premises, Tenant and Landlord shall each be entitled to fifty percent (50%) of the savings, subject to a minimum of $55.00 per rentable square foot being spent.  Thus the maximum savings that could be divided between Landlord and Tenant is $10.00 per rentable square foot.  Tenant's 50% share of such savings shall, at Landlord's option, either be paid by Landlord to Tenant within thirty (30) days following the Rent Commencement Date, or credited to Tenant's first ensuing payment(s) of Base Rent due under the Lease.

4.           Landlord shall not be responsible or liable for any delay in substantially completing Tenant’s Improvements as a result of any act, neglect, failure or omission of Tenant, its agents, servants, employees, contractors, or subcontractors (“Tenant Delay”).  Tenant Delay includes without limitation any of the following:

A.           Tenant’s failure to furnish plans, drawings, and specifications in accordance with and at the times required by this Work Letter Agreement; or

B.           any delays resulting from the disapproval by Landlord or Landlord’s consultants of all or a portion of Tenant’s revised plans and specifications as resubmitted after initial submission; or

C.           any delays resulting from Tenant’s disapproval of the cost of Tenant’s Extra Cost, which delay shall be deemed to commence upon the date of Tenant’s disapproval of the cost of Tenant’s Extra Cost and end on the date of Tenant’s final approval of such cost; or

D.             Tenant’s request for materials, finishes or installations which are not readily available at the time Landlord is ready to install same; or

E.             Any change(s) to or Revision(s) of the Final Plans; or

F.             the performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm, or corporation.

5.           Tenant shall pay to Landlord a sum equal to any additional cost to Landlord in completing Tenant’s Improvements resulting from any Tenant Delay.  Any such sums shall be in addition to any sums payable pursuant to paragraph 3 and shall be paid to Landlord within ten (10) days after Landlord submits an invoice to Tenant therefor.  Such costs shall be collectible in the same manner as Rent whether or not the Term shall have commenced, and if Tenant defaults in the payment of such cost, Landlord shall have no obligation to continue the performance of Tenant’s Improvements until Tenant shall have cured such default.

6.           Except as hereinafter provided, neither Tenant nor its agents, employees, invitees or independent contractors shall enter the Premises during construction of Tenant’s Improvements. Tenant hereby designates Marc Siegel as Tenant’s Construction Agent for the purposes of submitting to Landlord or Landlord’s consultants and authorizing Revisions to the Final Plans.  Tenant’s Construction Agent shall have the right from time to time to inspect the Premises during the course of Tenant’s Improvements provided Tenant’s Construction Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time.

7.           Upon the granting of consent by Landlord or Landlord’s consultants, which shall not be unreasonably withheld, Tenant or its agents may enter the Premises prior to the Rent Commencement Date to perform such decorative or other tenant finishing work (“Tenant Work”) as it may desire provided that the Tenant Work in no way interferes with the performance of Tenant’s Improvements and such entry shall be deemed under all the terms, covenants and conditions of this Lease, except the covenant to pay Rent.  In the event Landlord, in its sole discretion, determines that the performance by Tenant or any of its agents of any Tenant Work is impeding or impairing in any way the performance of Tenant’s Improvements, then, upon notice to Tenant, Tenant shall cease or cause the cessation of such Tenant Work until the receipt of notification from Landlord or Landlord’s consultants that Tenant may once again enter the Premises in order to perform the Tenant Work.  In the event Tenant Agent or Tenant’s contractor enters the Building, as may be permitted by Landlord or Landlord’s consultants, Tenant shall indemnify and hold Landlord harmless from and against any and all loss, liability, damage, cost and expense, including without limitation, reasonable attorneys’ fees and disbursements, claimed or actually arising from, growing out of or related to (a) any act, neglect or failure to act of Tenant or anyone entering the Building with Tenant’s permission, (b) the performance of Tenant Work, or (c) any other reason whatsoever arising out of said entry upon the Building.  The provisions of this section shall survive the termination of the Lease.

8.           Tenant shall have the right to make Revisions.  All Revisions shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld provided the Revisions are non-structural in nature.  Landlord shall either approve or disapprove the Revisions within five (5) business days after submission thereof by Tenant.  Without limiting the generality of the foregoing, no Revision will be approved unless (a) all changes to and modifications from the Final Plans are circled or highlighted as per standard practices and (b) said Revisions conform to the requirements of this Work Letter Agreement.  Landlord or Landlord’s consultants shall notify Tenant in writing of the cost of the Revisions, and any Tenant Delay that the performance of the same may entail.  If Tenant agrees with the cost and delay of such Revisions, Tenant shall acknowledge Tenant’s approval in writing within three (3) business days after Landlord’s notice thereof to Tenant.  If Tenant fails to approve of the cost of such Revisions

(and, if requested by Landlord, the amount of any Tenant Delay that Landlord estimates will occur as a result of such Revisions) within three (3) business days, Landlord or Landlord’s consultants shall not approve such Revisions.  The cost of any Revisions shall be borne solely by Tenant.  An additional fee based on such cost shall be payable in the manner and at the times set forth in paragraph 3.

9.           Landlord shall, subject to Tenant Delays and any other cause beyond Landlord’s reasonable control, use due diligence to complete Tenant’s Improvements as soon as may be practicable, but Landlord shall not be liable in any manner whatsoever for its failure to do so by any particular date.

10..           Landlord shall notify Tenant of the date of Substantial Completion at least five (5) days prior thereto.  As used herein, “Substantial Completion” shall mean that, with the exception of punch-list items, Tenant’s Improvements shall have been completed in accordance with the Final Plans, all mechanical systems serving or affecting the Premises shall then be in working order and a temporary or final certificate of occupancy or completion (as may be applicable) shall have been issued by the local governmental authority.  Landlord and Tenant shall thereupon set a mutually convenient time for Tenant’s Construction Agent and Landlord or Landlord’s consultants to inspect the Premises, at which time Tenant’s architect shall prepare and submit to Landlord a punch list of items to be completed.  Upon completion of the inspection, Tenant’s Construction Agent shall acknowledge in writing that Substantial Completion has occurred, subject to any punch list items to be completed.  Landlord shall diligently complete the approved work on the punch list items.  In the event Tenant shall fail to confer with Landlord within five (5) days of Landlord’s notice setting forth the date of Substantial Completion, which conference shall confirm Substantial Completion of Tenant’s Improvements has occurred, (a) Tenant shall have no right to enter the Premises for the purposes of conducting its business therefrom until Tenant and Tenant’s Construction Agent met with Landlord in the Premises and prepare a punch list of incomplete items, if applicable, and (b) Tenant’s Improvements shall be deemed completed and satisfactory in all respects.  As used in the Lease, the “Rent Commencement Date” shall be the earliest of the following:  (a) the date of Substantial Completion; or (b) the date that Substantial Completion would have occurred but for any Tenant Delay as determined by Landlord in its reasonable discretion.